Contact: Shanae Randolph, 913.367.1480
shanae.randolph@mgpingredients.com
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Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com
For Immediate Release
Accomplished Food Industry Executive David Colo Elected to MGP’s Board;
Fills Vacancy Created by Retirement of Cloud L. “Bud” Cray

Atchison, Kan., August 18, 2015--MGP Ingredients Inc. (NASDAQ: MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today announced the election of accomplished food industry executive David Colo to the company’s board of directors.
Colo currently serves as executive vice president and chief operating officer of Diamond Foods, Inc., San Francisco. His election to MGP’s board by holders of the company’s preferred stock fills a vacancy created by the retirement of Cloud L. “Bud” Cray.
“On behalf of the entire board, it gives me great pleasure to welcome David as our newest director,” said Chairperson Karen Seaberg. “His vast experience as a leading executive of major food companies is highly impressive, and will enable him to provide a great deal of knowledge and insight beneficial to the achievement of MGP’s mission and growth strategies. We look forward to the leadership qualities he brings to the board and are very excited he has agreed to accept this role with our company.”
Seaberg also expressed deep gratitude to Cray for “the outstanding service he has provided to the board and company for almost 70 years.” As his daughter, she spoke to the guidance he has given her and the examples he has set on “how to lead with a visionary approach and an optimistic attitude that anything is achievable if one is determined and willing to work hard toward a positive goal.” She added, “I have the utmost respect for my father and, together with my fellow directors, applaud all of the great things he has done over the years to make MGP a stronger and increasingly progressive business.”
David Colo
A results-driven executive, Colo has 30 years of leadership experience in general management, operations and supply chain management. As executive vice president and chief operating officer for Diamond Foods, Inc., a role he began in June 2013, Colo has direct responsibility for marketing, innovation, R&D, operations, supply chain, procurement, quality, food safety, grower services and contract manufacturing. He held the position of executive vice president of global operations and supply chain at Diamond Foods for a year prior to that. Responsibilities of that position included manufacturing, walnut operations and grower services, engineering, quality, safety, customer service, transportation and warehousing for the $1.2 billion branded snack food company.

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ADD 1—Accomplished Food Industry Executive
For approximately three years before joining Diamond Foods, Colo served as an independent industry consultant, focusing on organizational optimization and planning. From 2005 to 2009, he held leadership positions in the consumer products division of ConAgra Foods, Inc., including roles as senior vice president of sales and operations planning, senior vice president of enterprise manufacturing and senior vice president of operations. From 2003 to 2005, he served as president of ConAgra Food Ingredients.
Before his employment at ConAgra Foods, Colo spent several years with Nestle-Purina Pet Care Company in roles of increasing responsibility, including vice president of supply for the company’s Golden Products Division, and vice president of store brands and venture development. He also served for two years as president of the American Dehydrated Onion and Garlic Association.
“I am honored to be joining the board of MGP Ingredients and look forward to working with Karen Seaberg, the board and the MGP leadership team as they build on the strong foundation and recent successes of the company,” Colo said.
Cloud L. “Bud” Cray
Cray’s retirement from MGP’s board culminates his long and successful history as a director, including several terms as chairman, along with the leadership he provided as a longtime executive officer. He has enthusiastically applied his leadership talents as well to numerous professional associations and an extensive list of civic and philanthropic endeavors over the years. Although he will no longer perform an active role on MGP’s board, he retains the title of chairman emeritus.

Cray joined MGP as a full-time executive in 1947. He succeeded his father, Cloud L. Cray, Sr., as president in 1962 and held that position until being made chief executive officer and beginning his first term as board chairman in 1980. In 1988, he turned over the role of CEO to his son-in-law, Ladd Seaberg, who succeeded him as president eight years earlier.
On January 1, 1995, Cray retired from internal management of the company, choosing to continue his involvement in MGP through his role on the board. He was succeeded as chairman of the board by Ladd Seaberg in 2006. He resumed his role as chairman in May 2014 and was succeeded by his daughter, Karen Seaberg, at the end of that year.
“It has been my distinct privilege to serve this great company in a variety of leadership capacities over the past many years,” Cray said. “My tenure has been a link between my father, Cloud L. Cray, Sr., who founded the company, and my daughter, Karen, who has so ably succeeded me as board chair. Her husband, Ladd Seaberg, was also an important part of carrying on our family legacy until having to step down due to health issues. I know that Karen will provide outstanding leadership while continuing the Cray family legacy of unyielding devotion to this company and its shareholders, employees and the communities it serves.”
Cray added, “It is very comforting that I leave my active board duties in the hands of such highly capable and dedicated directors, management and employees. The election of David Colo to the board pleases me greatly and further strengthens my excitement about MGP’s future. I look forward to continuing my involvement as chairman emeritus and humbly thank the board for this honor.”

About MGP
MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 170 years of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

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